Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lucas GC Limited on Form S-8 of our report dated April 29, 2024, with respect to our audits of the consolidated financial statements of Lucas GC Limited as of December 31, 2022 and 2023 and for each of the three years ended December 31, 2023 appearing in the Annual Report on Form 20-F of Lucas GC Limited for the year ended December 31, 2023. We were dismissed as auditors on August 28, 2024 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP
New York, NY
December 11, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845● Fax 646.349.5200● www.marcumasia.com